Exhibit 2.1

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 30, 2018, is entered into between China Advanced Construction Materials Group, Inc., a Nevada corporation, the registered office of which is at 701 S. Carson Street, Suite 200, Carson City, NV 89701, Carson City County (”CADC Nevada) and China Advanced Construction Materials Group, Inc., an exempted company incorporated under the laws of the Cayman Islands, the registered office of which is at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, and a wholly owned subsidiary of CADC Nevada (“CADC Cayman”). CADC Nevada and CADC Cayman are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

WHEREAS, CADC Cayman was formed in the Cayman Islands on June 28, 2018 as a wholly-owned subsidiary of CADC Nevada; and

WHEREAS, the board of directors of each of CADC Nevada and CADC Cayman deems it advisable and in the best interests of CADC Nevada and CADC Cayman, respectively, upon the terms and subject to the conditions herein stated, that CADC Nevada be merged with and into CADC Cayman and that CADC Cayman be the surviving company (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the States of Nevada which permit such merger, as follows:

ARTICLE I
MERGER; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), CADC Nevada shall be merged with and into CADC Cayman, whereupon the separate existence of CADC Nevada shall cease and CADC Cayman shall continue as the surviving entity.

1.2 Effective Time. The Merger shall become effective on 4:30pm EST September 14, 2018 or such other time that the parties hereto shall have agreed upon and designated in a certificate of ownership and merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Nevada and the filing of articles of merger with the Secretary of State of the State of Nevada, being not later than 90 days after the time and date that this Agreement is registered with the Cayman Islands Registrar of Companies (the “Effective Time”).

ARTICLE II
SURVIVING CORPORATION

2.1 Surviving Corporation. The name of the Surviving Corporation shall be “China Advanced Construction Materials Group, Inc.” a Cayman Islands exempted company the registered office of which is at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (sometimes hereinafter referred to as the “Surviving Corporation”).

ARTICLE III
TERMS AND CONDITIONS OF THE MERGER

3.1 Memorandum of Association. The Memorandum of Association of CADC Cayman in effect at the Effective Time shall be the governing documents of the Surviving Corporation, and shall continue in full force and effect until amended and changed in accordance with the provisions provided therein or the applicable provisions of Cayman Islands Companies Law (2018 Revision) (the “Cayman Companies Law”).

3.2 Articles of Association. The Articles of Association of CADC Cayman in effect at the Effective Time shall be the bylaws of the Surviving Corporation, and shall continue in full force and effect until amended and changed in accordance with the provisions provided therein or the applicable provisions of the Cayman Companies Laws.

3.3 Directors. At the Effective Time the directors of CADC Cayman immediately prior to the Merger shall continue to be the directors of the Surviving Corporation, and all such directors shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the memorandum and articles of association of CADC Cayman or until their earlier death, resignation or removal. Consequently, the names and addresses of the directors of BHL, as the surviving company are and shall be:

(a)	Xianfu Han

9 North West Fourth Ring Road

Yingu Mansion, Suite 1708

Haidian District, Beijing

People’s Republic of China

(b)	Weili He

9 North West Fourth Ring Road

Yingu Mansion, Suite 1708

Haidian District, Beijing

People’s Republic of China

(c)	Tao Jin

Room 1708, Yingu Plz, #9

Of N. Ring Rd W

Haidian District, Beijing

People’s Republic of China F4 100080

(d)	Wei Pei

9 North West Fourth Ring Road

Yingu Mansion, Suite 1708

Haidian District, Beijing

People’s Republic of China

(e)	Jeihui Fan

9 North West Fourth Ring Road

Yingu Mansion, Suite 1708

Haidian District, Beijing

People’s Republic of China

3.4 Officers. At the Effective Time the officers of CADC Cayman immediately prior to the Merger shall continue to be the officers of the Surviving Corporation, and all such officers shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the memorandum and articles of association of CADC Cayman or until their earlier death, resignation or removal.

3.5 Submission to Stockholder/Shareholder Vote. This Agreement shall be submitted to a vote of the stockholders/shareholders (as the case may be) of the Constituent Entities, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Plan of Merger of the Constituent Entities, upon the approval or adoption thereof by such stockholders/shareholders in accordance with the requirements of the laws of the States of Nevada and Cayman Islands, respectively.

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3.6 Filing of Articles of Merger in the State of Nevada. As soon as practicable after the requisite stockholder approvals referenced in Section 3.5 hereof, CADC Nevada shall execute and deliver articles of merger for filing and recording with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes, as amended.

3.7 Registration of the Plan of Merger in the Cayman Islands. As soon as practicable after the requisite shareholder approvals referenced in Section 3.5 hereof, and forthwith after the consummation of the transactions contemplated by this Agreement, CADC Cayman will cause this Agreement as the Plan of Merger to be registered with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law.

ARTICLE IV
EFFECT OF MERGER

4.1 Effect of Merger on Constituent Entities. The Merger shall have the effect set forth in Section 236 of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, CADC Nevada shall merge into CADC Cayman, with CADC Cayman being the Surviving Corporation, and the existence of CADC Nevada shall cease except to the extent provided by the laws of the State of Nevada. All the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Entities, shall immediately vest in CADC Cayman, without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger. CADC Cayman shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Entities and any existing claim, action or proceeding pending by or against either of the Constituent Entities may be prosecuted to judgment as if the Merger had not occurred, or the Surviving Entity may be substituted in such claim, action or proceeding, and neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by the Merger.

4.2 Effect of Merger on Share Capital. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or their stockholders/shareholders (as the case may be):

(a) each share of the common stock of nominal or par value of US$0.001 each of CADC Nevada issued and outstanding immediately prior thereto shall be converted into one fully paid and nonassessable ordinary share of nominal or par value of US$0.001 each in the share capital of CADC Cayman with the same rights, powers and privileges as the shares of the common stock of CADC Nevada so converted, and all shares of such common stock of CADC Nevada shall be cancelled and retired and shall cease to exist;

(b) all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of CADC Nevada (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by CADC Cayman and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of ordinary shares of CADC Cayman as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and CADC Cayman shall take all steps to ensure that a sufficient number of ordinary shares is reserved for the exercise of such Company Stock Options; and

(c) immediately upon the Effective Time, the single ordinary share of CADC Cayman issued and outstanding and registered in the name of CADC Nevada shall be surrendered by CADC Nevada upon which CADC Nevada shall cease to be entitled to any rights in respect of such share and shall be removed from the register of members of CADC Cayman with respect to such share and the surrendered share shall be cancelled.

4.3 Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of the common stock of CADC Nevada and options, warrants or other securities of CADC Nevada, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective ordinary shares of CADC Cayman and options, warrants or other securities of CADC Cayman, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of CADC Cayman or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to CADC Cayman or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of the common stock of CADC Nevada and options, warrants or other securities of CADC Cayman, as the case may be, evidenced by such outstanding certificate, as above provided.

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ARTICLE V
CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of CADC Nevada common stock entitled to vote thereon at the record date for such actions as set by the board of directors of CADC Nevada.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country, that prohibits the consummation of the Merger.

5.3 Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by CADC Cayman in connection with the offer and issuance of the CADC Cayman ordinary shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

5.4 NASDAQ Listing. The CADC Cayman ordinary shares to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance and satisfaction of other standard conditions.

5.5 Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Section 1.2, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CADC Nevada, CADC Cayman or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

5.6 Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

ARTICLE VI
MISCELLANEOUS AND GENERAL

6.1 Further Assurances. From time to time, as and when required by CADC Cayman or by its successors or assigns, there shall be executed and delivered on behalf of CADC Nevada such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in CADC Cayman, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CADC Nevada, and otherwise to carry out the purposes of this Agreement. The officers and directors of CADC Cayman are fully authorized in the name of and on behalf of CADC Nevada, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing. Further, as soon as practicable after the Effective Time CADC Nevada shall, and (to the extent that it is within its powers to do so), deliver or procure that any other person shall deliver without delay to CADC Cayman at its registered office, all records, correspondence, documents, files, memoranda and other papers relating to CADC Nevada required to be kept in the Cayman Islands.

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6.2 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of CADC Nevada, if the board of directors of CADC Nevada determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of CADC Nevada and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either CADC Nevada or CADC Cayman, or any of their respective stockholders/shareholders, directors or officers.

6.3 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the board of directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the stockholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the stockholders shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (b) alter or change any provision of the Memorandum and Articles of Association of CADC Cayman to be effected by the Merger, or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.4 Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10 Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
a Nevada corporation

By:	/s/ Xianfu Han
Name: Xianfu Han
Title: Chief Executive Officer

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
a Cayman Islands exempt company

By:	/s/Xianfu Han
Name: Xianfu Han
Title: Sole Director

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